    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                              THE PMI GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                94-3199675
   (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111
                                (415) 788-7878,
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND TELEPHONE NUMBER INCLUDING AREA
                                     CODE)

                                ---------------

                             VICTOR J. BACIGALUPI
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              THE PMI GROUP, INC.
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111
                                 415-788-7878
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
    GEOFFREY P. LEONARD          DWIGHT D. SMITH            JOSEPH T. KANE
    ORRICK, HERRINGTON &       THE PMI GROUP, INC.           THE ALLSTATE
       SUTCLIFFE LLP          601 MONTGOMERY STREET          CORPORATION
     400 SANSOME STREET     SAN FRANCISCO, CALIFORNIA   2775 SANDERS ROAD, A-8
 SAN FRANCISCO, CALIFORNIA            94111              NORTHBROOK, ILLINOIS
           94111                  (415) 788-7878                60062
       (415) 392-1122                                       (847) 402-8522

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                    PROPOSED      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF      AMOUNT TO BE   MAXIMUM OFFERING     AGGREGATE         AMOUNT OF
   SECURITIES TO BE REGISTERED    REGISTERED    PRICE PER SHARE*  OFFERING PRICE*   REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common Stock par value
 $0.01 per share........       1,897,350 shares      $74.56       $141,466,416.00     $41,733.00
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of $74.56, the average of the high and low prices of shares on the New York Stock Exchange on March 11, 1998.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

LOGO
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED MARCH 16, 1998

PROSPECTUS
                                1,897,350 SHARES
                              THE PMI GROUP, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

  This Prospectus relates to 1,897,350 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of The PMI Group, Inc., a Delaware corporation ("TPG" and on a consolidated basis, the "Company"), for reoffer and resale from time to time by The Allstate Corporation (the "Selling Stockholder" or "The Allstate Corporation"). See "Selling Stockholder." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

  The Common Stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol PMA. On March 11, 1998, the average of the high and low price of the Common Stock on the New York Stock Exchange was $74.56 per share.

  The Selling Stockholder intends to dispose of the Shares offered hereby from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or
(d) by any other legally available means. See "Plan of Distribution."

  The Shares being offered hereby were retained by Allstate Insurance Company, a wholly-owned subsidiary of the Selling Stockholder, at the time of the initial public offering of seventy percent (70%) of TPG's Common Stock on April 18, 1995 (the "IPO"). The Shares offered hereunder have been registered with the Securities and Exchange Commission pursuant to a Separation Agreement entered into in connection with the IPO. Pursuant to the Separation Agreement, TPG has agreed to indemnify the Selling Stockholder against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to such Separation Agreement, TPG is also required to bear and pay all expenses incurred in connection with such registration, other than underwriting discounts and commissions relating to the Shares, if any, which will be paid by the Selling Stockholder. See "Selling Stockholder."

  The Selling Stockholder and any broker-dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or purchase discounts received by them may be deemed to be commissions or discounts under the Securities Act. If required, the names of any underwriters, brokers, dealers or agents involved in the sale of the Shares and the applicable commission or discount, if any, will be set forth in an accompanying supplement to this Prospectus.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS         , 1998.

                             AVAILABLE INFORMATION

  TPG has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3, of which this Prospectus is a part (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding TPG and the Shares, reference is hereby made to the Registration Statement and the exhibits and schedules thereto which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  TPG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by TPG with the Commission in accordance with the Exchange Act can be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. In addition, TPG's Common Stock is listed on the New York Stock Exchange and the Pacific Exchange and similar information concerning TPG can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, CA 94104.

  TPG DIRECTLY OR INDIRECTLY OWNS ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF PMI MORTGAGE INSURANCE CO. ("PMI"), AN INSURANCE COMPANY INCORPORATED UNDER THE LAWS OF ARIZONA, PMI MORTGAGE GUARANTY CO. ("PMG"), AN INSURANCE COMPANY INCORPORATED UNDER THE LAWS OF ARIZONA, RESIDENTIAL GUARANTY CO. ("RGC"), AN INSURANCE COMPANY INCORPORATED UNDER THE LAWS OF ARIZONA, AND AMERICAN PIONEER TITLE INSURANCE COMPANY ("APTIC"), AN INSURANCE COMPANY INCORPORATED UNDER THE LAWS OF FLORIDA. ARIZONA INSURANCE LAWS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF TPG (AND THEREBY INDIRECT CONTROL OF PMI, PMG AND RGC), UNLESS SUCH PERSON HAS GIVEN PRIOR WRITTEN NOTICE TO TPG, PMI, PMG AND RGC, AND HAS RECEIVED THE APPROVAL OF THE ARIZONA DIRECTOR OF INSURANCE. SUCH CONTROL IS PRESUMED TO EXIST IN ARIZONA UPON THE ACQUISITION OF 10% OR MORE OF THE COMMON STOCK OF TPG UNLESS THE ARIZONA DIRECTOR OF INSURANCE UPON APPLICATION, DETERMINES OTHERWISE. FLORIDA INSURANCE LAW PROVIDES THAT NO PERSON MAY ACQUIRE 5% OR MORE OF THE OUTSTANDING SHARES OF COMMON STOCK OF TPG (AND THEREBY INDIRECT CONTROL OF APTIC) UNLESS SUCH PERSON HAS GIVEN PRIOR WRITTEN NOTICE TO TPG AND APTIC AND HAS RECEIVED THE APPROVAL OF THE FLORIDA COMMISSIONER OF INSURANCE (OR THE COMMISSIONER DOES NOT DISAPPROVE THE ACQUISITION WITHIN 90 DAYS AFTER AN APPLICATION IS FILED). TPG ALSO INDIRECTLY OWNS 45% OF THE OUTSTANDING COMMON STOCK OF CMG MORTGAGE INSURANCE COMPANY ("CMG"), AN INSURANCE COMPANY LEGALLY DOMICILED IN WISCONSIN. WISCONSIN INSURANCE LAWS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF TPG (AND THEREBY INDIRECT CONTROL OF CMG) UNLESS SUCH PERSON HAS RECEIVED THE PRIOR APPROVAL OF THE OFFICE OF THE

COMMISSIONER OF INSURANCE OF THE STATE OF WISCONSIN. SUCH CONTROL IS PRESUMED TO EXIST IN WISCONSIN UPON THE ACQUISITION OF 10% OR MORE OF THE COMMON STOCK OF TPG UNLESS THE COMMISSIONER, UPON APPLICATION, DETERMINES OTHERWISE. FOR PURPOSES OF ARIZONA, FLORIDA AND WISCONSIN LAW, "CONTROL" MEANS THE POWER TO DIRECT OR CAUSE THE DIRECTION OF THE MANAGEMENT OF AN INSURER, WHETHER THROUGH THE OWNERSHIP OF VOTING SECURITIES, BY CONTRACT OR OTHERWISE, UNLESS THE POWER IS THE RESULT OF AN OFFICIAL POSITION WITH OR CORPORATE OFFICE HELD BY THE PERSON.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated by reference in this Registration
Statement:

  (i) TPG's Annual Report on Form 10-K for the year ended December 31, 1996;

  (ii) TPG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

  (iii) TPG's Current Reports on Form 8-K filed on February 21, 1997, November 21, 1997, and January 15, 1998; and

  (iv) the description of TPG's Common Stock contained in TPG's Registration Statement on Form 8-A filed pursuant to the Exchange Act on April 5, 1995.

  All documents subsequently filed by TPG pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  TPG will provide without charge to each person, including any beneficial owner of Shares, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the Incorporated Documents (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The PMI Group, Inc., 601 Montgomery Street, San Francisco, CA 94111, Attention: Corporate Relations; telephone: (800) 876-4764.

                                  THE COMPANY

  TPG is a holding company which conducts its business through its direct wholly-owned subsidiaries, PMI and APTIC, and various other direct or indirect reinsurance and service subsidiaries. PMI also owns 45% of the outstanding shares of common stock of CMG. The Company, through PMI, is the third largest private mortgage insurer in the United States based on insurance in force. PMI's new primary insurance written was $15.3 billion and $17.9 billion for the year ended December 31, 1997 and 1996, respectively and direct primary insurance in force was $77.8 billion at December 31, 1997. In addition to primary mortgage insurance, the Company, through its subsidiaries, provides title insurance and various services and products for the home mortgage finance industry.

  PMI was founded in 1972 and was acquired by Allstate Insurance Company in 1973. In April 1995, Allstate Insurance Company sold a majority of TPG in the IPO. The Selling Stockholder, through its wholly-owned subsidiary Allstate Insurance Company, continues to own approximately 32% of the outstanding common stock of TPG. The principal executive offices of TPG are located at 601 Montgomery Street, San Francisco, California 94111, telephone
(415) 788-7878.

                              RECENT DEVELOPMENTS

  On January 21, 1998, the Company announced its financial results for the year ended December 31, 1997. The Company reported 1997 net income of $175.3 million, an increase of 11% over the $157.9 million reported in 1996. Total revenues for the Company were $564.6 million in 1997, an increase of 13% over the $501.4 million in the previous year.

  New primary insurance written for PMI was $15.3 billion in 1997 compared to $17.9 billion in 1996, a decrease of 15%. PMI's direct primary insurance in force at December 31, 1997 was $77.8 billion, up $0.5 billion from December 31, 1996. PMI's persistency rate (percentage of insurance remaining in force from one year prior) was 80.8% at December 31, 1997 compared with 83.3% at December 31, 1996.

  As of December 31, 1997, PMI's percentage of insured loans in default was 2.38% compared to 2.19% at December 31, 1996.

                                USE OF PROCEEDS

  All of the Shares are issued and outstanding shares of Common Stock, and are being offered and sold by and on behalf of the Selling Stockholder. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

                              SELLING STOCKHOLDER

  The Selling Stockholder has provided the information included in the following table and footnote thereto relating to the Selling Stockholder and the Shares which may be sold pursuant to this Prospectus.

                                  BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                 PRIOR TO THE OFFERING                        AFTER THE OFFERING(1)
                                 -------------------------                    ------------------------
   NAME OF SELLING STOCKHOLDER       NUMBER      PERCENT SHARES BEING OFFERED    NUMBER      PERCENT
   ---------------------------   ------------- ------------------------------ ------------ -----------
   The Allstate
    Corporation............         10,500,000     32.4%      1,897,350          8,602,650     26.5%

--------
(1) Assumes the Selling Stockholder sells all the Shares. On April 15, 1998, the 10,500,000 Exchangeable Notes which the Selling Stockholder issued to the public concurrently with TPG's IPO in April 1995 must be mandatorily exchanged. The Selling Stockholder has the option of exchanging shares of Common Stock for the 10,500,000 Exchangeable Notes or paying cash of equivalent value. If the average closing sale price of Common Stock on the New York Stock Exchange over the 20 trading days preceding April 15, 1998, equals or exceeds $41.50 per share and the Selling Stockholder elects to exchange Common Stock for the 10,500,000 Exchangeable Notes, 8,602,650 shares of Common Stock would be payable to the holders of the 10,500,000 Exchangeable Notes. If the Selling Stockholder elects to deliver cash for the 10,500,000 Exchangeable Notes, an amount of cash of equivalent value to such Common Stock would be payable to the holders of the 10,500,000 Exchangeable Notes. The Selling Stockholder is required to provide notice by April 6, 1998 to record holders of the 10,500,000 Exchangeable Notes of its irrevocable election to exchange Common Stock or cash for the 10,500,000 Exchangeable Notes. Assuming the Selling Stockholder exchanges Common Stock for the Exchangeable Notes on April 15, 1998 and assuming the sale of any remaining shares of Common Stock held by the Selling Stockholder pursuant to this Prospectus, the Selling Stockholder's and Allstate Insurance Company's remaining ownership of Common Stock would be eliminated. See "Relationship Between the Company and the Selling Stockholder," below.

  The Shares being offered hereby were retained by Allstate Insurance Company at the time of the IPO in April 1995. In connection with the IPO, TPG, PMI, the Selling Stockholder and Allstate Insurance Company entered into a Separation Agreement, dated April 18, 1995 (the "Separation Agreement"), pursuant to which TPG granted the Selling Stockholder certain rights to require TPG to register for sale under the Securities Act shares of Common Stock held by the Selling Stockholder or its affiliates ("demand registration"). Pursuant to the Separation Agreement, the Selling Stockholder may require an unlimited number of such demand registrations on Form S-3, with no more than two in a calendar year. Additionally, TPG has granted to the Selling Stockholder the right to participate in any TPG-initiated registration of Common Stock (a "piggy-back registration"). TPG received a request for such a demand registration from the Selling Stockholder and, pursuant to the requirements of the Separation Agreement, has caused the Shares to be registered under the Securities Act. In addition, pursuant to the Separation Agreement, TPG is required to use its best efforts to keep such registration continuously effective for a period of up to one year or until such earlier date when the distribution described in this Prospectus has been completed.

  Pursuant to the Separation Agreement, TPG is required to pay the expenses incurred in connection with this registration, other than underwriting discounts and commissions relating to the Shares (which will be paid by the Selling Stockholder). TPG has also agreed to indemnify the Selling Stockholder against certain civil liabilities, including certain liabilities under the Securities Act.

RELATIONSHIP BETWEEN THE COMPANY AND THE SELLING STOCKHOLDER

  Set forth below is a description of certain agreements between TPG, PMI, the Selling Stockholder and its affiliates. Mr. Liddy, Chairman of the Board of TPG, also is President and Chief Operating Officer of the Selling Stockholder and Allstate Insurance Company.

  In December 1993, PMI entered into an agreement (the "Reinsurance Treaty") with Forestview Mortgage Insurance Co. ("Forestview"), a wholly-owned subsidiary of Allstate Insurance Company, whereby Forestview agreed to reinsure all liabilities (net of amounts collected from third party reinsurers and indemnitors) in connection with PMI's mortgage pool insurance business in exchange for premiums received. In 1994, Forestview also agreed that as soon as practicable after November 1, 1994, Forestview and PMI would seek regulatory approval for the Reinsurance Treaty to be deemed to be an assumption agreement and that, upon receipt of the requisite approvals, Forestview would assume such liabilities. The parties are in the process of seeking regulatory approval to complete the assumption of the mortgage pool insurance policies. Until Forestview has assumed directly such mortgage pool insurance policies, PMI will remain primarily liable on the unassumed policies. Pursuant to this agreement, during 1997, PMI ceded approximately $11.7 million of pool premiums to Forestview and Forestview reimbursed PMI for claims on the covered policies in the amount of approximately $61.4 million.

  On October 28, 1994, TPG entered into a Runoff Support Agreement with Allstate Insurance Company (the "Runoff Support Agreement") to replace various capital support commitments that Allstate Insurance Company had previously provided to PMI. Allstate Insurance Company agreed to pay claims on certain insurance policies issued by PMI prior to October 28, 1994, if PMI's financial condition deteriorates below specified levels, or if a third party brings a claim thereunder. Alternatively, Allstate Insurance Company may make contributions directly to PMI or TPG. In the event that Allstate Insurance Company makes payments or contributions under the Runoff Support Agreement, Allstate Insurance Company would receive subordinated debt or preferred stock of PMI or TPG in return. During 1997, no payment obligation arose under the Runoff Support Agreement.

  In 1995, TPG and Forestview entered into a Services Agreement whereby Forestview pays fees to TPG based on TPG's costs incurred in providing operational support to Forestview. Pursuant to such agreement, during 1997 Forestview paid approximately $840,303 to PMI.

  In 1997, PMI paid approximately $163,447 to Allstate Insurance Company for support provided by the Allstate Research and Planning Center in connection with PMI's automated underwriting risk analysis system and other risk management related analysis. PMI expects to continue to obtain such services in the future.

  The Separation Agreement also provides, that for so long as the Selling Stockholder and its affiliates own at least 30% of TPG's Common Stock, the Selling Stockholder will be allowed to designate for nomination to TPG's Board of Directors two directors who may be members of the Selling Stockholder's management. TPG and the Selling Stockholder have agreed to cooperate to cause their respective nominees to be elected to TPG's Board of Directors.

  Concurrently with the IPO, the Selling Stockholder sold 10,500,000 Exchangeable Notes due April 15, 1998 (the "Exchangeable Notes"). At maturity, on April 15, 1998, the Exchangeable Notes must be mandatorily exchanged with the holders thereof receiving no less than 8,602,650 shares of Common Stock and no more than 10,500,000 shares, depending on the market price of the Common Stock, subject to adjustment and to the Selling Stockholder's option to pay an amount in cash in lieu of such mandatory exchange. The Selling Stockholder is required to provide notice by April 6, 1998 to record holders of the Exchangeable Notes of its irrevocable election to exchange Common Stock or cash for the 10,500,000 Exchangeable Notes. The Selling Stockholder has entered into a contract to purchase from Allstate Insurance Company at or prior to maturity of the Exchangeable Notes a number of shares of Common Stock equal to the maximum number that could be exchanged under the outstanding Exchangeable Notes at a purchase price per share equal to the IPO price less the underwriting discount plus a factor reflecting carrying costs from the date of the IPO until the consummation of the purchase. The indenture pursuant to which the Exchangeable Notes were issued contains a covenant that the Selling Stockholder directly, or indirectly through a wholly-owned subsidiary, will, at all times prior to maturity of the Exchangeable Notes, own a number of shares of Common Stock that is at least equal to the maximum number that could be exchanged at maturity of the outstanding Exchangeable Notes. The Selling Stockholder may, but is not obligated to, exchange Common Stock with holders of the Exchangeable Notes upon their mandatory exchange on April 15, 1998. If the average closing sale price of the Common Stock on the New York Stock Exchange for the 20 trading days preceding April 15, 1998, equals or exceeds $41.50 per share then 8,602,650 shares of Common Stock would be due to the holders of Exchangeable Notes on April 15, 1998. Upon maturity of the Exchangeable Notes, such shares of Common Stock will be available for sale by holders of Exchangeable Notes who receive such shares or, in the event the Selling Stockholder exercises its option to deliver cash in lieu of such shares, by the Selling Stockholder. Assuming the Selling Stockholder exchanges Common Stock for the Exchangeable Notes at maturity and assuming the sale of any remaining shares of Common Stock held by the Selling Stockholder pursuant to this Prospectus, the Selling Stockholder's and Allstate Insurance Company's remaining ownership of Common Stock would be eliminated.

                             PLAN OF DISTRIBUTION

  The Selling Stockholder has informed TPG that it intends to dispose of the Shares offered hereby from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

  Broker-dealers participating in any such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser) and may effect resales through other broker-dealers, in which case discounts or commissions may be allowed or reallowed. Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker-dealer is unable to do so as agent for the Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder.

  The Selling Stockholder and any broker-dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or purchase discounts received by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  Under the securities laws of certain jurisdictions, the Shares may not be offered or sold in such jurisdictions except through persons who are registered or licensed brokers or dealers in such jurisdictions.

  Pursuant to the Separation Agreement, TPG has agreed to pay the expenses incident to the registration of the Shares offered by the Selling Stockholder hereby, except that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. TPG has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE COMMON STOCK

  The validity of the Common Stock will be passed upon for TPG by Victor J. Bacigalupi, Senior Vice President, General Counsel and Secretary of The PMI Group, Inc.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from TPG's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   3
The Company................................................................   3
Recent Developments........................................................   4
Use of Proceeds............................................................   4
Selling Stockholder........................................................   4
Plan of Distribution.......................................................   6
Validity of the Common Stock...............................................   7
Experts....................................................................   7


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,897,350 SHARES

                              THE PMI GROUP, INC.

                                 COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)


                                 ------------

                                     LOGO

                                 ------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses, other than underwriting discounts and commissions, in connection with this offering are estimated as follows:

      SEC Registration Fee............................................. $41,733
      Legal Fees and Expenses.......................................... $25,000
      Accounting Fees and Expenses.....................................   7,500
      Miscellaneous Expenses...........................................   5,767
                                                                        -------
        Total.......................................................... $80,000
                                                                        =======

  Pursuant to the Separation Agreement, which is incorporated by reference herein as Exhibit 99.1, the Registrant will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. TPG maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

  Article V of the By-laws of TPG provides for indemnification of the directors and officers of TPG to the fullest extent permitted by law, as now in effect or later amended. In addition, the By-laws provide for indemnification against expenses incurred by a director or officer to be paid by TPG in advance of final disposition of such action, suit or proceeding; provided, however, that if required by the Delaware General Corporation Law, an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by TPG. The By-laws further provide for a contractual cause of action on the part of directors and officers of TPG with respect to indemnification claims which have not been paid by TPG.

  TPG also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of TPG.

  TPG has entered into indemnification agreements with its directors and executive officers that require TPG to indemnify such persons against all expenses (including attorneys' fees and amounts paid in settlement), judgments, fines and penalties which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding (including an action by or in the right of TPG) to which such person is, was or is threatened to be made a party, by reason of the fact that such person is or was a director or officer of TPG, or is or was serving at the request of TPG as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by applicable law and TPG's Restated Certificate of Incorporation and By-laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  Article Nine of TPG's Restated Certificate of Incorporation limits to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may have been amended, the personal liability of TPG's directors to TPG or its stockholders for monetary damages for a breach of their fiduciary duty as directors. Section 102(b)(7) of the Delaware General Corporation Law currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to TPG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law), or (iv) for any transaction from which the director derived an improper personal benefit.

  The Separation Agreement, which is incorporated by reference as Exhibit 99.1 hereto, provides that the Selling Stockholder is obligated, under certain circumstances, to indemnify TPG and directors, officers and controlling persons of TPG against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

  4.1 Restated Certificate of Incorporation of The PMI Group, Inc.
      (incorporated by reference to Exhibit 3.1 to the Registrant's
      Registration Statement on Form S-1, Reg. No. 33-88542).
  4.2 By-Laws of The PMI Group, Inc. (incorporated by reference to the
      Registrant's current report on Form 8-K filed November 29, 1995,
      Commission File No. 1-13664).
  5.1 Opinion of Victor J. Bacigalupi, Senior Vice President, General Counsel and Secretary as to the validity of the Shares.
 11.1 Computation of Restated Net Income Per Share.
 23.1 Consent of Deloitte & Touche LLP, Independent Auditors.
 24.1 Powers of Attorney (set forth on the signature pages of this Registration
      Statement).
 99.1 Form of Separation Agreement, dated as of April 18, 1995, among the
      Registrant, PMI Mortgage Insurance Co., the Selling Stockholder and
      Allstate Insurance Company (incorporated herein by reference to Exhibit
      10.13 to the Registrant's Registration Statement on Form S-1, Reg. No.
      33-88542).

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 13th day of March 1998.

                                          THE PMI GROUP, INC.

                                          By:/s/ W. Roger Haughton
                                             ----------------------------------
                                             W. Roger Haughton
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

  Each of the undersigned hereby constitutes and appoints Victor J. Bacigalupi, John M. Lorenzen, Jr., and William A. Seymore and each of them with power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-3 relating to 1,897,350 shares of Common Stock offered pursuant to this Registration Statement, and any and all amendments of such Registration Statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                        TITLE                   DATE

PRINCIPAL EXECUTIVE OFFICER:

/s/ W. Roger Haughton          President, Chief Executive      March 13, 1998
-----------------------------  Officer
W. Roger Haughton              and Director

PRINCIPAL FINANCIAL OFFICER:

/s/ John M. Lorenzen,          Executive Vice President,       March 13, 1998
Jr.                            Chief
-----------------------------  Financial Officer and
John M. Lorenzen, Jr.          Assistant Secretary

PRINCIPAL ACCOUNTING OFFICER:

/s/ William A. Seymore         Vice President and              March 13, 1998
-----------------------------  Controller
William A. Seymore

          SIGNATURE                        TITLE                   DATE

DIRECTORS:

/s/ W. Roger Haughton                    Director              March 13, 1998
-----------------------------
W. Roger Haughton

/s/ James C. Castle                      Director              March 13, 1998
-----------------------------
James C. Castle

/s/ Donald C. Clark                      Director              March 13, 1998
-----------------------------
Donald C. Clark

/s/ Wayne E. Hedien                      Director              March 13, 1998
-----------------------------
Wayne E. Hedien

/s/ Edward M. Liddy                      Director              March 13, 1998
-----------------------------
Edward M. Liddy

/s/ John D. Roach                        Director              March 13, 1998
-----------------------------
John D. Roach

/s/ Kenneth T. Rosen                     Director              March 13, 1998
-----------------------------
Kenneth T. Rosen

/s/ Richard L. Thomas                    Director              March 13, 1998
-----------------------------
Richard L. Thomas

/s/ Mary Lee Widener                     Director              March 13, 1998
-----------------------------
Mary Lee Widener

                                 EXHIBIT INDEX

  4.1 Restated Certificate of Incorporation of The PMI Group, Inc.
      (incorporated by reference to Exhibit 3.1 to the Registrant's
      Registration Statement on Form S-1, Reg. No. 33-88542).
  4.2 By-Laws of The PMI Group, Inc. (incorporated by reference to the
      Registrant's current report on Form
      8-K filed November 29, 1995, Commission File No. 1-13664).
  5.1 Opinion of Victor J. Bacigalupi, Senior Vice President, General Counsel and Secretary as to the validity of the Shares.
 11.1 Computation of Restated Net Income Per Share.
 23.1 Consent of Deloitte & Touche LLP, Independent Auditors.
 24.1 Powers of Attorney (set forth on the signature pages of this Registration
      Statement).
 99.1 Form of Separation Agreement, dated as of April 18, 1995, among the
      Registrant, PMI Mortgage Insurance Co., the Selling Stockholder and
      Allstate Insurance Company (incorporated herein by reference to Exhibit
      10.13 to the Registrant's Registration Statement on Form S-1, Reg. No.
      33-88542).